Exhibit 3.26

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

395 HARDING STREET, LLC

a Delaware limited liability company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of 395 Harding Street, LLC, a Delaware limited liability company (the “Company”), made effective as of March 30, 2009, amends and restates the Limited Liability Company Agreement of the Company that was effective as of March 5, 2003.

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement:

“Act” shall mean the Delaware Limited Liability Company Act, De. Code Ann. tit. 6 § 18-101 et seq., as now in effect or hereafter amended.

“Affiliate” shall mean any Person (other than an individual) that directly or through one or more intermediaries controls, is controlled by or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person. With respect to an individual, “Affiliate” means members of such individual’s immediate family and any mist all the beneficiaries of which are either such individual or members of such individual’s immediate family.

“Agreement” shall mean this Amended and Restated Limited Liability Company Agreement.

“Annual Member’s Meeting” shall have the meaning set forth in Section 3.2.

“Capital Account” shall have the meaning set forth in Section 4.2(a).

“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes except as follows:

(i) the initial Carrying Value of any asset contributed (or deemed contributed) to the Company shall be such asset’s gross fair market value at the time of such contribution;

(ii) the Carrying Values of all Company assets shall be adjusted to equal their respective gross fair market values in accordance with, and as permitted by, Section 1.704- 1 (b)(2)(iv)(f) of the Regulations; and

(iii) if the Carrying Value of an asset has been determined pursuant to clause (i) or (ii) above, such Carrying Value shall thereafter be adjusted in the same manner, as would the asset’s adjusted basis for federal income tax purposes.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed with the Secretary of State of Delaware as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble above.

“Event of Dissolution” shall have the meaning set forth in Section 10.1.

“Membership Interest” shall have the meaning set forth in Section 8.1.

“Person” shall mean any natural person, company, government, political subdivision, agency, instrumentality of a government, body corporate, association, partnership, limited liability company, firm, joint venture, trust or other entity recognized at law.

“Regulations” means the Treasury Regulations promulgated under the Code, as from time-to-time are in effect.

“Sole Member” shall mean the Person listed on Schedule A hereto, as amended from time-to-time, who owns the sole Membership Interest in the Company upon such terms and conditions as provided in this Agreement and under the Act.

“Transfer” shall mean; (a) any sale, assignment or transfer of any Membership Interest, or any economic or voting rights associated with any Membership Interest; (b) any sale, assignment or transfer of an economic interest and/or a voting interest in an entity that, directly or indirectly, holds any Membership Interest; (c) any sale, assignment or transfer of any securities convertible into or exchangeable for any Membership Interest; (d) any other direct or indirect, voluntary or involuntary, sale, assignment or transfer of a Membership Interest or any interest therein.

ARTICLE II

NAME, OFFICE AND FORMATION OF THE COMPANY

Section 2.1 Name. The name of the Company shall be 395 Harding Street, LLC.

Section 2.2 Registered Office and Agent. The registered office and agent of the Company are as set forth in the Certificate of Formation, as it may be amended from time to time.

Section 2.3 Location of Records. The Company’s books and records shall be kept at 101 Sun Avenue NE, Albuquerque, New Mexico 87109 or such other place as may from time-to-time be determined by the Sole Member. The records of the Company will be available for inspection and copying by the Sole Member at such office to the extent required under the Act during regular business hours.

Section 2.4 Purpose and Powers. The purposes for which the Company is to exist is to engage in businesses and activities related to long term healthcare; in general, the Company shall have and exercise all powers and privileges now or hereinafter granted to a limited liability company under the provisions of the Act.

Section 2.5 Term. Subject to the provisions of Article X hereof, the term of the Company shall commence as of the date the Certificate of Formation is duly filed, and shall continue until the Company is dissolved in accordance with this Agreement or pursuant to the Act.

Section 2.6 Certificate of Formation. The Sole Member acknowledges that the Certificate of Formation was previously filed with the Secretary of State of Delaware, and agrees to, from time-to-time, take such actions (including publication or periodic filings of any certificate) as may be necessary for the formation or continuation of the Company as a limited liability company under the provisions of the Act and the terms of this Agreement.

ARTICLE III

MEMBERS

Section 3.1 Membership. There shall be one Member of the Company. The Sole Member is named on Schedule A to this Agreement, as such Schedule shall be amended from time to time upon a Transfer pursuant to Section 8.1 herein.

Section 3.2 Annual, Regular and Special Meetings of the Sole Member. The annual meeting of the Sole Member shall be held on such date and at such place and time as the Sole Member may designate (the “Annual Member’s Meeting”). If the Annual Member’s Meeting is for any reason not held on the date determined in accordance with this Section, a special meeting in lieu of the Annual Member’s Meeting may be held with the full force and effect of such Annual Member’s Meeting.

Section 3.3 Notice for Meeting of Sole Member; Waiver. Attendance at any meeting shall constitute the Sole Member’s waiver of notice for such meeting which may otherwise be required under the Act.

Section 3.4 Membership Quorum and Voting. The presence of the Sole Member shall constitute a quorum at all meetings of the Sole Member. The Sole Member shall have one (l) vote on each matter presented for action at a meeting of the Sole Member. Except as otherwise provided in this Agreement, when a quorum is present, any matter shall be deemed to be approved by the Sole Member if the Sole Member votes in favor thereof.

Section 3.5 Action Without a Meeting. Any action required or permitted to be taken by the Sole Member may be taken without a meeting if the Sole Member consents in writing to such action, and if such written consent is filed with the records of the Company. Such consent shall be treated for all purposes as a vote at a meeting.

Section 3.6 Limited Liability of Sole Member. The Sole Member shall not, nor shall any officer, director, employee or agent of the Sole Member be, liable for any debts, liabilities or obligations of the Company. The Sole Member shall be responsible:

(a) for the making of any contribution to the capital of the Company required to be made by such Member pursuant to the terms of this Agreement; and

(b) for the amount of any distribution made to such Member that must be returned to the Company pursuant to the Act.

ARTICLE IV

CAPITALIZATION

Section 4.1 Capital Contributions. Except as otherwise provided herein, the Sole Member shall not be entitled to a return of its capital contributions to the Company.

Section 4.2 Capital Accounts.

(a) The Company shall establish and maintain a capital account for the Sole Member (a “Capital Account”) in accordance with the Code and the Regulations.

(b) The Sole Member shall not be obligated to restore any deficit in its Capital Account upon dissolution or liquidation.

(c) Upon transfer of any Capital Account, the Capital Account of the transferee shall be adjusted to reflect the amount of the transferor’s Capital Account (or the applicable percentage interest thereof in the case of a partial transfer) and the transferor’s Capital Account shall be adjusted accordingly.

(d) If distributions under this Agreement are insufficient to return to the Sole Member the full amount of such Member’s capital contributions to the Company, such Member shall have no recourse against the Company for the return of such capital contributions.

Section 4.3 Return of Capital and Waiver of Partition. The Sole Member has no right to demand or receive from the Company any return of capital contributions made pursuant to this Agreement, except with respect to distributions in accordance with and during the term of this Agreement or upon dissolution of the Company. The Sole Member has no right to demand and receive any distribution from the Company in any form other than cash.

Section 4.4 Third Party Loans and Guaranties. The Company may borrow, and may guarantee amounts borrowed by Affiliates of the Company, from third party lenders such amounts as the Sole Member determines is necessary, either for working capital or capital expenditures, on such terms and conditions as the Sole Member considers reasonable. The Company may grant mortgages, security interests or other liens upon the assets of the Company as may be required by such third party lender to secure any such borrowing or guaranty.

Section 4.5 Member Loans. The Company may borrow from the Sole Member or Affiliates of the Sole Member such amounts as the Company determines is necessary, either for working capital or capital expenditures, on such terms and conditions as the Company considers reasonable. The Company may grant mortgages, security interests or other liens upon the assets of the Company as may be required by the Sole Member or Affiliate of the Sole Member to secure any such borrowing. The Sole Member shall not be required to make any such loan.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Allocation of Net Profits and Net Losses. Except as otherwise required by law, all Company net profits and net losses available for allocation shall be allocated to the Sole Member.

Section 5.2 Distributions. The Company may distribute cash of the Company, to the extent available for distribution, to the Sole Member, and to no other person, only as authorized and directed by the Company and only upon the prior written approval of the Sole Member.

ARTICLE VI

MANAGEMENT

Section 6.1 Member. In accordance with the Act, management of the Company shall be vested in the Sole Member. The Sole Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Sole Member has the authority to bind the Company within the meaning of the Act.

Section 6.2 Officers. The Sole Member may, from time to time, designate one or more persons to be officers of the Company (each an “Officer”), including but not limited to a President, Chief Financial Officer and Secretary. Any Officer so designated shall have such title and authority and perform such duties as the Sole Member may, from time to time, delegate to them; provided, however, that except as otherwise delegated by the Sole Member, the Officers shall have such authority and perform such duties as officers with similar titles of business corporations organized under the Act. Each Officer shall hold office for the term for which such Officer is designated and until its qualified successor shall be duly designated or until such officer’s death, resignation or removal as provided herein. Any Officer may be removed as such, with or without cause, by the Sole Member at any time. Any Officer may resign at any time upon written notice to the Company. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time the Sole Member receives such written resignation. The Sole Member may from time to time by resolution authorize a person who is not an Officer to act on behalf of the Company and to execute and/or attest documents as an authorized representative of the Company, subject to such specific authority and such specific limitations as the Sole Member shall in its sole discretion determine and as shall be set forth in the resolution, and such person shall have such title as shall be set forth in the resolution. The action of such person taken in accordance with the authority granted to such person in the resolution shall bind the Company, and such person shall have the same fiduciary duty of loyalty and care as the Officers.

ARTICLE VII

ADMINISTRATIVE MATTERS

Section 7.1 Books of Account. At all times the Company shall maintain or cause to be maintained true and proper books, records, reports and accounts in accordance with generally accepted accounting principles, consistently applied, in which shall be entered fully and accurately all transactions of the Company.

Section 7.2 Reports. The Company shall provide the Sole Member with such reports as may be reasonably requested and required to keep such Member advised of the Company’s current and projected operations and financial condition.

Section 7.3 Tax Matters Handled By the Sole Member. The Sole Member shall have exclusive authority to negotiate with, to conclude agreements with, or to refuse to agree with federal, state, local and foreign taxing authorities as to the taxable income of the Company for any taxable period. The Sole Member may also make such elections, including, without limitation, an election under Section 754 of the Code, as the Sole Member may determine.

Section 7.4 Fiscal Year. The fiscal year of the Company shall end on the last day of December in each year.

ARTICLE VIII

TRANSFER OF MEMBERSHIP INTEREST BY SOLE MEMBER

Section 8.1 Transfer of Membership Interest. The Sole Member may Transfer any part or all of its rights and interest (including, but not limited to, its Capital Account) in the Company (each a “Membership Interest”) now owned or hereafter acquired to any Person, and the transferee of such Membership Interest shall become a Member of the Company.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification By Company. The Company shall indemnify, defend and hold the Sole Member, and each Officer, employee and agent of the Company harmless to the fullest extent permitted by law.

Section 9.2 Right Not Exclusive. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Formation, provision of this Agreement, vote of the Sole Member or otherwise.

Section 9.3 Insurance. The Company may maintain insurance, at its expense, to protect itself, the Sole Member, or any Officer, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss by law.

Section 9.4 Amendment. Any amendment, repeal or modification of any provision of this Article IX shall not adversely affect any right or protection of the Sole Member, or any Officer, employee or agent of the Company existing at the time of such amendment, repeal or modification.

ARTICLE X

DISSOLUTION

Section 10.1 Events of Dissolution. Notwithstanding any provision of the Act to the contrary, the Company shall only be dissolved within sixty (60) days after the occurrence of any of the following events (each an “Event of Dissolution”), unless within said sixty (60) day period the Sole Member agrees in writing to continue the Company:

(a) the written agreement to dissolve the Company of the Sole Member;

(b) when the Company is declared bankrupt;

(c) the sale or other disposition of all or substantially all the assets of the Company; or

(d) the entry of a decree of judicial dissolution of the Company.

Section 10.2 Winding Up. Upon the happening of an Event of Dissolution, the Company shall not conduct business or engage in any activity not necessary or appropriate to winding-up its business and liquidating, and shall proceed promptly to wind up its affairs in an orderly manner, to liquidate its assets, to satisfy the claims of its creditors, and to distribute its remaining assets to the Sole Member. The Sole Member shall be responsible for supervising the winding-up and liquidation of the Company and shall dispose of the assets of the Company as promptly as is consistent with obtaining fair value therefore. The proceeds of the disposition of the assets of the Company shall be applied in the following order of priority:

(a) First, to the payment, in order of priority, of all Company debts to creditors other than the Sole Member;

(b) Next, to the payment, in the order of priority, and, thereafter, pro rata, of the debts of the Company owed to the Sole Member;

(c) Next, to the Sole Member in accordance with the balance in its Capital Account; and

(d) Any balance to the Sole Member.

Section 10.3 Notice of Dissolution. Within thirty (30) days of the happening of an Event of Dissolution, the Company shall give written notice thereof to the Sole Member, to all creditors of the Company, to the banks and other financial institutions with which the Company does business, and to all other parties with whom the Company conducts business, and shall publish notice of dissolution in accordance with the provisions of the Act.

ARTICLE XI

SALE OF ASSETS

Upon the sale or other disposition of all or substantially all of the Company’s assets, the proceeds thereof shall be distributed in accordance with the terms of Section 10.2 of this Agreement and the net profits arising therefrom shall be distributed in accordance with the terms of Section 5.1 of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendment. This Agreement may be amended by the Sole Member by written action.

Section 12.2 Waiver. Any waiver of any of the terms hereof shall be in writing, shall be effective only for the instance for which it is given and shall not constitute a waiver of a subsequent occurrence or of any other provision hereof.

Section 12.3 Notices. Except as otherwise set forth herein, all notices, requests, demands and other communications made with respect to this Agreement or any other agreements executed in connection herewith shall be in writing, and personally delivered, sent by registered or certified mail (postage prepaid), by telecopier or by prepaid carrier service, and shall be deemed to be effective on the day that such writing is delivered or, if given by registered or certified mail, ten (10) days after being deposited in the mails, postage prepaid, in accordance with this Section 12.3. All such notices shall be addressed as follows:

if to the Company or the Sole Member:

101 Sun Avenue NE

Albuquerque, New Mexico 87109

Attn: Secretary

Section 12.4 Binding Agreement. This Agreement shall be binding upon the executors, administrators, estates, heirs and legal successors of the parties hereto.

Section 12.5 Governing Law. This Agreement and all questions arising hereunder shall be resolved in accordance with the laws of The State of Delaware, except for any choice of law provisions of Delaware law that would result in the application of the substantive laws of another jurisdiction.

Section 12.6 Severability. If one or more provisions of this Agreement is held or found to be invalid, illegal or unenforceable in any respect, the provision(s) shall be given effect to the extent permitted by law, and the invalidity, illegality or unenforceability thereof shall not affect the validity or enforceability of the remaining provisions of this Agreement.

Section 12.7 Entire Agreement. This Agreement is intended by the Sole Member to constitute the “limited liability company agreement” of the Company within the meaning of the Act. This Agreement contains the entire understanding of the Sole Member with respect to the subject matter hereof.

Section 12.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

The remainder of this page has been left blank intentionally.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SOLE MEMBER:

Northwest Holdings I, LLC

/s/ Michael Berg
By: Michael Berg
Its: Secretary

SCHEDULE A

Sole Member

Northwest Holdings I, LLC